Exhibit 99.1

Preliminary Results for the First Quarter of 2019

Preliminary estimates of our operating metrics for the quarter ended March 31, 2019 are presented below. We have not yet finalized our operating results for this period, and our consolidated financial statements as of and for the quarter ended March 31, 2019 are not expected to be available until after this offering is completed. Consequently, our actual operating results for the quarter ended March 31, 2019 will not be available to you prior to investing in this offering.

Our actual operating results remain subject to the completion of our quarter-end closing process, which includes review by management and our audit committee. While carrying out such procedures, we may identify items that would require us to make adjustments to the preliminary estimates of our operating results set forth below. As a result, our actual operating results could be outside of the ranges set forth below and such differences could be material. Additionally, our estimates of our net revenue and Adjusted EBITDA are forward-looking statements based solely on information available to us as of the date of this offering memorandum and may differ materially from our actual operating results as a result of developments that occur after the date of this offering memorandum. Therefore, you should not place undue reliance on these preliminary estimates of our operating results. See “Forward-Looking Statements.”

The preliminary estimates of our financial results included below have been prepared by, and are the responsibility of, our management. Our independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary estimates of our operating results. Accordingly, Deloitte & Touche LLP expresses no opinion or any other form of assurance with respect thereto. The information presented herein should not be considered a substitute for the financial information to be filed with the SEC in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 once it becomes available. We have no intention or obligation to update the preliminary estimates of our operating results set forth below prior to filing our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

We currently estimate for the three months ended March 31, 2019 net revenue of approximately $119.0 million to $121.0 million and Adjusted EBITDA of approximately $42.0 million to $45.0 million compared to net revenue and Adjusted EBITDA of $104.8 million and $43.0 million, respectively, for the quarter ended March 31, 2018. As described elsewhere in this offering memorandum, we acquired Dover Downs on March 28, 2019. Accordingly, the data set forth below for the three months ended March 31, 2018 do not include any results for Dover Downs, and the preliminary estimates of net revenue and Adjusted EBITDA for the three months ended March 31, 2019 only consolidate results for Dover Downs for four days during the three months ended March 31, 2019, and such information is not presented on a pro forma basis for the Dover Acquisition.

The following table provides a preliminary reconciliation of net income to Adjusted EBITDA. All line items for March 31, 2019 are preliminary estimates.

In millions	Quarter Ended March 31, 2019 at Midpoint	Quarter Ended March 31, 2018 Actual (1)
Net income	$17.4	$12.6
Depreciation and amortization	6.8	5.2
Provision for income taxes	5.6	6.5
Interest expense, net of interest income	7.0	5.7
Merger and going public expenses	6.4	–
Newport Grand disposal loss	–	5.9
Expansion and pre-opening expenses	–	0.0
Non-recurring litigation expenses	(0.6)	0.9
Share-based compensation	0.2	5.0
Legal & financial expenses for strategic review	–	0.6
Credit agreement amendment expenses	0.3	0.4
Acquisition costs	0.4	–
Storm related repair expense	–	0.1
Adjusted EBITDA	$43.5	$43.0

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(1)	Amounts may not subtotal due to rounding.